EXHIBIT 99.1

NEWS RELEASE

CONTACT:		Investor Relations
Irvine Sensors Corporation
714-444-8718
Investorrelations@irvine-sensors.com

FOR IMMEDIATE RELEASE

IRVINE SENSORS CLOSES PRIVATE PLACEMENT

Common Stock and Warrant financing of approximately $2.75M

COSTA MESA, CALIFORNIA — June 23, 2004 — Irvine Sensors Corporation (NASDAQ: IRSN, Boston Stock Exchange: ISC) announced today that it has closed a private placement of common stock and common stock warrants, which generated gross proceeds of approximately $2.75 million. The securities placed included approximately 1.24 million shares of unregistered common stock with registration rights, priced at $2.21 per share, and approximately 370,000 five-year warrants to purchase one share of common stock at an exercise price of $2.99 per share. The private placement was made to five accredited institutional investors.

In connection with this private placement, John Carson, the Company’s President and Chief Operating Officer, agreed to a contractual lock-up of his shares until at least 30 trading days after the registration statement covering the securities issued in this private placement for resale has been declared effective, and accordingly has terminated his Rule 10b5-1 trading plan effective immediately.

Irvine Sensors Corporation, headquartered in Costa Mesa, California, is primarily engaged in the sale of stacked chip assemblies and infrared cameras and research and development related to high density electronics, miniaturized sensors, optical interconnection technology, high speed routers, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.